Exhibit 99.1

POWERSECURE NAMES ERIC DUPONT CHIEF FINANCIAL OFFICER

WAKE FOREST, N.C. – October 19, 2015 – PowerSecure International, Inc. (NYSE: POWR) today announced that the company’s board of directors has appointed Eric Dupont as executive vice president and chief financial officer (CFO), effective immediately.

Chris Hutter, who previously served as the company’s CFO and chief operating officer (COO), will continue to serve as the company’s executive vice president and COO, enabling him to focus his full time and attention on the company’s operations.

“Eric’s exceptional leadership in a key leadership role within our finance organization has been instrumental in developing key tools, performance metrics and processes that are the foundation of our focus on operational excellence,” said Sidney Hinton, chief executive officer of PowerSecure.

“We look forward to Eric extending this leadership to the entire finance organization in his new role as CFO,” Hinton added.

Mr. Dupont has 19 years of senior finance experience with public and private companies in the energy and utility sectors, and Big Four accounting firm experience. He was previously executive vice president of finance and administration at PowerSecure, where his responsibilities included corporate budgeting, cost control, financial planning and analysis (FP&A), cash management, corporate performance and financial metrics, and structured finance, among other leadership responsibilities.

Mr. Dupont is a certified public accountant. He graduated cum laude with a bachelor’s degree in business administration from Appalachian State University and holds a master’s degree in taxation from the University of Denver.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), solar energy, energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users and directly to retailers.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact:

John Bluth

PowerSecure International, Inc.

+1 919 453 2103